Item (g)(7)

AMENDMENT NUMBER 2
TO AGREEMENT
FOR FUND ADMINISTRATION,
FUND ACCOUNTING SERVICES
TRANSFER AGENCY SERVICES
AND
CUSTODY SERVICES

ADMENDMENT is made as of January 25, 2002, by and between FBR FAMILY OF FUNDS, having its principal office and place of business at 1001 19th Street North, Arlington, Virginia 22209 (the "Trust"), on behalf of the portfolios of the Trust ("Funds") and FBR NATIONAL BANK & TRUST, NA (formerly known as RUSHMORE TRUST AND SAVINGS, FSB), Bethesda, Maryland, a national bank, having its principal office and place of business at 4922 Fairmont Avenue, Bethesda, Maryland 20814, on behalf of itself and its affiliates (the "Company").

WHEREAS the Trust has entered into an agreement ("Base Agreement") for fund services with the Company dated August 24, 2000.

WHEREAS the Trust has entered into Amendment Number 1 for fund services with the Company dated August 24, 2000.

WHEREAS the Trust has entered into an unnumbered amendment to correct a scribers error and Company name change on November 11, 2001.

WHEREAS the Trust wishes to add two investment portfolios to the agreement and the Company wishes to administer the new portfolios under the same general terms as in the Base Agreement.

WHEREAS the Trust and Company wish to clarify responsibility for the payment of various marketing fees tied to mutual fund distribution networks (the "Supermarkets").

NOW THEREFORE, in consideration of the promises and mutual convenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.) The Company agrees to add the FBR Technology Fund (the "Tech Fund") and the FBR/IPAA Energy Index Fund (the "Energy Index Fund") (together, the "Tech and Energy Funds") to the portfolios serviced by the terms of the Base Agreement.

2.) The Trust's adviser agrees to reimburse the Company for all-appropriate third party start-up costs of the Tech and Energy Funds including but not limited to blue sky registration fees, any third party legal fees and any transfer agency third party set-up fees. The Company will seek pre-approval from the Trust of any additional costs for which it will seek reimbursement under this agreement.

3.) The Company and Trust agree that the fee structure for the Tech Fund is the same as presented in Exhibit 2 in the Base Agreement as modified by the parties on November 11, 2001.

4.) The Company and Trust agree to the following fee schedule for the Energy Index Fund:

"Annual fee to be paid by FBR/IPAA Energy Index Fund to be the greater of 0.375% of the FBR/IPAA Energy Index Fund's total net assets (the "Asset-Based Fee") or $125,000. The fee is to be calculated daily and paid monthly "

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Except during the initial waiver period noted in item 6 of the Amendment, at no time shall the monthly fee be less than the minimum daily accrual rate multiplied by the number of days in a month.

6.) The Company agrees to waive the minimum fees for the Tech Fund and Energy Index Fund for the first six months the Tech and Energy Funds are open for investment to the general public. The Trust affirms the Asset-Based Fee for each Fund during the time period of the minimum waiver.

7.) The Company and the Trust agree to the following procedures pertaining to Supermarket fees:

A.) For Funds of the Trust which have adopted a fee pursuant to Rule 12b-1 of the Investment Company Act of 1940 ("12b-1 Fee"), Supermarket fees in excess of 25 basis points are to be considered an additional transfer agent fee and will be billed directly to each Fund and are not to be paid by the Company under the Base Agreement. The effective date of this change will be the first day of the first month following the execution of this document.

B.) For Funds of the Trust which have not adopted a 12b-1 Fee, any Supermarket costs not paid by third parties will be shared equally by the Company and the Trust's adviser, FBR Fund Advisers, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized offices, as of the day and year first above written.

FBR FAMILY OF FUNDS

By:_/s/ Winsor H. Aylesworth
Winsor H. Aylesworth
Vice President & Treasurer

FBR NATIONAL BANK AND TRUST, N.A.
By: /s/ Linda R. Paisley
Linda R. Paisley
President and Chief Executive Officer

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